30-October-2025
LCI Industries (LCII)
Q3 2025 Earnings Call

CORPORATE PARTICIPANTS

Lillian D. Etzkorn – Chief Financial Officer & Executive Vice President, LCI Industries
Jason Douglas Lippert – President, Chief Executive Officer & Director, LCI Industries
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OTHER PARTICIPANTS

Daniel Moore – Analyst, CJS Securities, Inc.
Joseph Altobello – Analyst, Raymond James & Associates, Inc.
Scott L. Stember – Analyst, ROTH Capital Partners LLC
Tristan M. Thomas-Martin – Analyst, BMO Capital Markets Corp.
CJ Dipollino – Analyst, Jefferies LLC

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MANAGEMENT DISCUSSION SECTION

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Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Good morning, everyone, and welcome to the LCI Industries third quarter 2025 conference call. I am joined on the call today by Jason Lippert, President and CEO, along with Kip Emenhiser, VP of Finance and Treasurer. We will discuss the results for the quarter in just a moment.

But first, I would like to inform you that certain statements made in today’s conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws, and involve a number of risks and uncertainties. As a result, the company cautions you that there are a number of factors, many of which are beyond the company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are discussed in our earnings release and in our Form 10-K and in other filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements are made, except as required by law.

In addition, during today’s conference call, we will refer to certain non-GAAP or adjusted financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are available in our earnings release and investor presentation, which have been posted on the Investor Relations section of our website and are also available in our Form 8-K filed this morning with the SEC.

With that, I would like to turn the call over to Jason.

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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Thank you, Lillian, and good morning everyone. Welcome to LCI Industries third quarter 2025 earnings call. This quarter we continued to build on our ongoing and successful efforts to drive efficiency and drive benefits from our years of diversification and our relentless focus on growth. To that point, we delivered an exceptionally strong quarter with sales growth of 13% to more than $1 billion, along with solid margin improvement, driven by double-digit gains across our RV and adjacent businesses. This demonstrates the continued benefit of our innovation strategy and successful integration of our recent acquisitions.

Our entire organization continues to work diligently to optimize productivity, footprint, and resources, positioning the company for outperformance as the industry begins to recover from this prolonged cycle. Operating margins improved 140 basis points year-over-year to 7.3%, a direct result of our disciplined cost management, sustainable improvements in overhead and G&A, more favorable mix, footprint optimization, and ongoing productivity initiatives.

Year-to-date, we successfully completed three facility consolidations, with two more expected by year end. Our facility consolidation actions completed in 2025 alone are expected to generate more than $5 million in annualized savings. Collectively, these initiatives position us to deliver our 85-basis-point operating margin improvement goal for the year.

On the wholesale front, following a strong Elkhart Open House, we expect a near-term uptick in units produced. Our chassis orders in October are up roughly 275 to 300 units per week compared to prior months, an encouraging sign of OEM confidence and proactive dealer restocking ahead of the next selling season.

Turning to RV OEM, net sales were approximately $470 million, up 11% year-over-year. This double-digit growth underscores the effectiveness of our innovation strategy and the strength of our competitive moat. Towable content per unit increased 6% year-over-year to $5,431 as we continue to expand share across our top five product categories chassis, appliances, axles and suspensions, furniture, and windows. Since 2020, our towable content has grown an impressive 60%.

Recent innovations, like the Furrion Chill Cube Air Conditioner, anti-lock braking systems, 4K Windows Series, SunDeck, and TCS suspension systems continue to gain momentum. Together, these platforms have reached a combined $225 million annualized run rate, more than doubling from $100 million just two quarters ago. The enthusiasm around all our new products at the Elkhart Open House were tremendous, with strong OEM and dealer engagement, as these new innovations showed up on many leading brands.

Our ability to deliver high-impact innovation, supported by our customer relationships, our expansive product portfolio, scale and manufacturing expertise, positions us to consistently capture 3% to 5% organic content growth annually. We also saw some easing in product mix pressure this quarter, as smaller single-axle trailers declined from the mid-20% range earlier this year to about 19%, supporting both content and margin growth.

Looking ahead, we expect North American RV wholesale shipments in the 340,000 to 350,000 range for 2025. As demand returns, our focus on innovation and share growth will continue to drive solid performance.

Net sales in our adjacent or diversified businesses were $320 million, up 22% year-over-year. This strong performance reflects growth across our building products, utility trailer, transportation and marine markets. Of the total increase, approximately $39 million came from acquisitions, specifically Freedman Seating and Trans/Air, where synergies are tracking well ahead of schedule.

Since our acquisition of Freedman Seating, they have entered the heavy-duty bus seating market, $150 million addressable opportunity, where they are already capturing orders, showcasing our ability to scale our furniture manufacturing expertise. At Trans/Air were streamlining operations and achieving early wins consistent with our proven acquisition playbook.

Subsequent to the quarter, we also expanded through the acquisition of Bigfoot Leveling in October, which broadens our hydraulic leveling system offerings, and Moss Supply, which enhances our residential window capabilities, complementing our internal window lines.

Utility trailer production remains healthy at around 700,000 units per year. We’re accelerating content growth through innovative new products for this market, like ABS, coil spring suspension, and tire pressure monitoring systems, all helping to elevate our offerings in this market. We’re also leveraging our manufacturing expertise to expand into high-growth sectors like OEM and aftermarket golf cart seating, an area experiencing strong growth in residential and community living markets. Collectively, LCI’s total addressable market opportunity is approximately $16 billion and strategically aligned with our core manufacturing strengths.

Turning to Aftermarket, net sales were $246 million, up 7% year-over-year, as our strong OEM content continues to fuel Aftermarket growth. The growth in OEM content directly fuels additional revenue streams with increased demand for product enhancement and service in the aftermarket. A great example of this is our Furrion air conditioners. In 2022, our OEM share was less than 5% with virtually no aftermarket presence. Today, just three years later, we’ve captured over 50% OEM market share and we expect more than $20 million in aftermarket air conditioner sales this year. This formula is clear, OEM success and momentum drive aftermarket growth.

To support our continued growth in the service portion of our Aftermarket business, we continue to invest in service infrastructure. Year-to-date, over 28,000 dealer service personnel have completed our technical training programs, with thousands of in-person sessions and over 1 million visits to our online tech pages. These training efforts are driving higher quality service and strong dealer partnerships.

We’ve also expanded our service footprint, adding three new facility sites in 2025 and doubling our mobile tech staff. These investments have already increased service completions by double digits, improving speed, convenience, and customer satisfaction.

All-in-all, LCI has a huge right to win in the aftermarket. LCI is one of the only players in the industry that truly touches every RV consumer as our components are present in nearly every unit on the road. That unmatched footprint fuels long-term aftermarket growth and positions us as a trusted partner across the entire life cycle of RV ownership.

We’re also moving into new opportunities, like upfitting solutions, allowing customers to add features like leveling and TCS, if it wasn’t included in their OEM packages. We are also partnering with campgrounds and storage centers to enhance service, accessibility, and convenience for our customers. With roughly 1 million RVs entering the service cycle over the next few years, we are exceptionally well-positioned to capture recurring aftermarket demand.

To meet rising demand in the aftermarket, we’ve recently opened a new state-of-the-art 600,000 square foot distribution center in South Bend, Indiana. This facility further enhances our logistics capabilities, boosting speed, accuracy, and overall capacity, while supporting our margin performance as we transition from our older, less efficient Mishawaka location.

We remain disciplined in capital allocation, maintaining our industry-leading dividend yield and executing meaningful share repurchases. Year-to-date, we have returned $215 million to shareholders with a repurchase of $129 million of stock and have paid $86 million in dividends.

We have a solid balance sheet, having refinanced our convertible notes and other long-term debt earlier this year. In the third quarter, we refreshed and repriced our term loan, reducing annual interest expense by roughly $1 million and improving free cash flow. CapEx for the year is now expected to land between $45 million and $55 million, better than our prior range of $50 million to $70 million, reflecting disciplined capital project management.

Looking ahead, our team’s confidence continues to build, given the multitude of innovation and efficiency efforts we have delivered and will continue to deliver. This should result in a sustained future growth and enhanced financial performance.

As we look beyond the end of the year into 2026, we expect continued 3% to 5% organic content growth from innovation and our competitive advantages, driven in part by a $225 million run rate in our top five product innovations; manufacturing optimization, including $5 million in annual run rate savings from 2025 consolidations, and 8 to 10 additional consolidations planned for 2026; better product mix normalization as single-axle trailers decline; RV wholesale shipments to lift to 345,000 to 360,000 units in 2026 with near-term strength already evident; aftermarket tailwinds with approximately 1 million RVs entering the service cycle; and exploring divestiture opportunities of approximately $75 million of revenues that are dilutive to the business in 2026.

Together, we expect these targeted initiatives to lift operating margins to 7% to 8% in 2026. Most importantly, none of this would be possible without our incredible team. The dedication, resilience, and commitment of our 12,000 team members remain the foundation of our success. Over the past three years, we have navigated through some tremendous challenges. And today we’re operating from a position of real strength, solid cash flow and balance sheet, healthy margins, and strong customer sentiment.

I’d also like to recognize the passing of our founder, my grandfather, Larry Lippert, whose vision, ingenuity, and perseverance built this company from the ground-up. His culture of grit, innovation, and courage continues to define who we are today. To our teams across the globe, thank you for relentlessly serving our customers and community every day. Together, we are building a stronger, more resilient, and a truly differentiated LCI Industries.

I’ll now turn it over to Lillian, who will provide more detail on our financial results.

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Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Thank you, Jason. Lippert’s innovation, competitive strength, and successful M&A supported double-digit net sales growth this quarter, while sustainable operational improvement initiatives translated into meaningful margin expansion.

Our consolidated net sales for the third quarter were $1 billion, an increase of 13% from the third quarter of 2024. OEM net sales for the third quarter of 2025 were $790 million, up 15% from the same period of 2024, driven by RV OEM net sales of $470 million, which were up 11% compared to the prior year period. This increase was a result of market share gains and an increased mix of higher content fifth wheel units.

Content per towable RV unit increased 6% year-over-year to $5,431, and content per motorized unit increased 2% year-over-year to $3,839. Towable RV organic content grew 3% year-over-year and 1% sequentially, supported by the share gains we delivered in the top product categories we supply to RV OEMs, specifically appliances, axles and suspension, chassis, furniture, and windows, as well as the continued adoption of recent innovations, like our ABS, TCS, appliances, Furrion Chill Cube, and the SunDeck.

Adjacent Industries OEM net sales were $320 million, up 22% year-over-year, primarily due to acquisitions within the transportation market, which represented $39 million in the quarter. This increase was also supported by other markets, such as utility trailers, where net sales grew 22%, and marine, where net sales rose 9%. We continue to further expand our presence across numerous diversified markets.

Aftermarket net sales were $246 million, an increase of 7% compared to the same period in 2024, primarily driven by product innovations and the expanding Camping World relationship within the RV aftermarket, partially offset by lower volumes within the automotive aftermarket.

Consolidated operating profit during the third quarter was $75 million, or 7.3%, a 140-basis-point expansion over the prior year period. This growth was primarily driven by reduced cost from material sourcing strategies and increased North American RV sales volume related to market share gains and increased sales mix of higher content fifth wheel units.

The operating profit margin of the OEM Segment increased significantly to 5.5% in the third quarter, compared to 3.2% for the same period of 2024, primarily driven by increases in selling prices for targeted products, reduced cost for material sourcing strategies, improved fixed cost absorption, and production labor efficiencies.

Our Aftermarket Segment delivered a 12.9% operating profit margin compared to 13.9% in the prior year period. This change was primarily driven by higher material costs related to tariffs and higher steel, aluminum and freight costs, lower production volumes in the automotive aftermarket as a result of lower retail volumes, and investments in capacity, distribution, and logistics technology to support future growth. These were partially offset by our ability to increase selling prices for targeted products.

Adjusted EBITDA grew 24% to $106 million, compared to $85 million in the third quarter of 2024. GAAP net income in the third quarter was $62 million, or $2.55 earnings per diluted share, up from $36 million, or $1.39 earnings per diluted share, in the prior year period.

Adjusted net income increased to $48 million, up 35% to $1.97 per diluted share, excluding loss on extinguishment of debt and gain on sale of real estate net of tax effect.

Noncash depreciation and amortization was $90 million for the nine months ended September 30, 2025, while noncash stock-based compensation expense was $17 million for the same period. We continue to anticipate depreciation and amortization in the range of $115 million to $125 million during the full year 2025.

At September 30, 2025, our cash and cash equivalents balance was $200 million, up from $166 million at December 31, 2024. For the nine months ended September 30, 2025, cash provided by operating activities was $252 million. Investing cash flows included $38 million used for capital expenditures and $103 million used for acquisitions.

During the quarter, we refinanced and repriced our term loan facility, lowering interest by 25 basis points. This action strengthens our capital structure and should reduce annualized interest expense by approximately $1 million, supporting continued cash generation and balance sheet flexibility.

We also continue to execute on the $300 million share repurchase program that we announced last quarter. During the quarter, we returned $38 million to shareholders through share repurchases and $29 million through our quarterly dividend of $1.15 per share. Year-to-date, we returned $215 million to shareholders in the form of dividends and share repurchases, underscoring our commitment to balanced capital allocation and shareholder returns.

As of September 30, 2025, our net inventory balance was $741 million, which was about flat to prior year. At the end of the third quarter, we had outstanding net debt of $748 million, or 1.9 times pro forma EBITDA, adjusted for the impact of noncash and other items.

Looking forward, we expect October net sales of approximately $380 million, up 15% from prior year, and we anticipate mid-teens year-over-year growth for the full fourth quarter. As Jason mentioned, we project that North American RV wholesale shipments for 2025 will be in the range of 340,000 to 350,000.

Margin expansion continues to run ahead of plan as well. Fourth quarter year-over-year operating margin expansion is expected to match third quarter levels. Efficiency initiatives and infrastructure optimization continue to drive these results. For example, we plan two more facility consolidations by year-end for a total of five this year. This translates to $5 million run rate and annual savings.

Looking to capital allocation for the full year 2025, capital expenditures are expected to be in the range between $45 million to $55 million, focused on business investment and innovation. We continue to use our balance sheet to prudently pursue strategic opportunities that drive profitable growth and deliver shareholder value. Our long-term leverage target remains at 1.5 to 2 times net debt-to-EBITDA, and we remain committed to returning cash to shareholders.

Our preliminary outlook for 2026 calls for North American RV wholesale shipments of approximately 345,000 to 360,000 units. And we continue to target organic towable content growth of 3% to 5% annually. From an efficiency perspective, we expect 8 to 10 additional facility consolidations and are exploring divestiture opportunities of roughly $75 million of revenue from lower margin noncore areas in 2026. These factors, combined with identified operational improvements and further expansion of our presence in diversified markets, are expected to support operating margins in the range of 7% to 8% for 2026.

In closing, we are confident that our operational flexibility, strategic diversification, and effective cost management along with our strong balance sheet will enable us to deliver sustainable and measurable shareholder value over time.

With that, operator, we’re ready to take questions if you could please open the lines. Thank you.
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] The first question comes from Daniel Moore of CJS Securities. Your line is now open. Please go ahead.

<Q – Dan Moore – CJS Securities, Inc.>: Thank you. Jason, Lillian, thanks for the color. Congrats on the solid results.

<A – Jason Lippert – LCI Industries>: Thanks, Dan.

<Q – Dan Moore – CJS Securities, Inc.>: Want to maybe just parse out – good morning. So, in the quarter, adjusted operating margins rebounded quite a bit faster than expected. Can you maybe bucket or just rank order those improvements between leverage to higher volumes, optimization, mix? And I’m wondering if maybe tariffs didn’t have quite as much of an impact as expected as well.

<A – Lillian Etzkorn – LCI Industries>: Yeah. So, with that, Dan – so, I’ll start actually with the end of your question first. I’d say, from the tariff perspective, things continue to progress through the year as we had expected. And frankly, as we were foreshadowing previously, the team has done a really solid job of mitigating the tariff impact to the business, both from the resourcing, working with our vendors for options there to help drive the cost down, and then, to the extent that we needed to, we’ve been negotiating with our customers to pass along pricing. So, that definitely helped the results that we were able to effectively mitigate the tariffs.

Clearly, we saw the volume uplift. We’ve been seeing the strength in the industries, and I say that broadly, not just the RV, but also strength in other industries as we’ve been moving through the quarter. And that definitely helped. And you saw as well on the RV side of the business, the content expansion as our newer products continue to be very well-received and as we’re going through the model changeover and through Open House, we’ve continued to be very successful in penetrating market share with those products.

<A – Jason Lippert – LCI Industries>: And Dan, productivity was a huge boost, too. I’ll just give you a quick example. I think we’re down 50 team members year-to-date from the beginning of the year. And with all the acquisitions, especially the two large ones we did, we’ve added 1,000 people there. So, to be up 1,000 with acquisitions, but down net 50 for the year kind of shows you the productivity gains we’ve experienced through some of the footprint optimization or the productivity initiatives we’ve been working on.

<Q – Dan Moore – CJS Securities, Inc.>: Really helpful. I wanted to clarify the Q4 outlook. Revenue up mid-teens. Can you maybe break that down by end market a little bit. Obviously, the little bit better outlook in RV is helpful. And then, on the margin side, you mentioned similar improvements year-over-year. I’m assuming that’s about 150 basis points adjusted, putting us in the 4% range. Just want to make sure I’m understanding your thoughts on Q4 margin profile, Lillian? Thank you.

<A – Lillian Etzkorn – LCI Industries>: Sure. So, yeah, I think you’re getting to the right zip code with that in terms of that year-over-year margin expansion. In terms of more specific market clarity, I guess, the best way to characterize that without getting into specific numbers, we expect to see continued strength in the RV industry as we’re going through the fourth quarter. We’re seeing continued strength, as Jason was commenting about in his comments, around the mix of product having less of the single-axle units and more of the fifth wheels coming through is definitely beneficial as well from a top line perspective and for the business.

Also, keep in mind, as we look at the fourth quarter, that does tend to be a seasonally low time period for some parts of our business, specifically aftermarket. That’s a light quarter for us. And as well for international tends to be a little bit light, too.

<A – Jason Lippert – LCI Industries>: It appears that volume lift and productivity gains will help, as we’ve mentioned. It doesn’t appear that there’s any downtime that would be more than normal. I mean, everybody’s taking off kind of normal off times during the seasonality holidays. So, I think those are the biggies.

<Q – Dan Moore – CJS Securities, Inc.>: Really helpful. And appreciate the color on the margin uplift from the some of the divestitures and optimization steps that you continue to take. You generated a $20 million gain in the quarter. You’ve got two more facilities consolidations this year, 8 to 10 next year. Are there any sense for the potential proceeds and/or gains from those sales? I know they’re onetime, but it could be a nice cash benefit.

<A – Jason Lippert – LCI Industries>: Look, some of the facilities are leased there, some of them are owned. So, to the extent we can, we’re going to bleed out of a facility and not use it for something else. Then we’ll certainly look to put those on the market. So, there’ll be probably a couple of those, but we don’t have any dollars attached to those yet till we get that done. But we definitely have significant momentum in that category as we continue to really drive hard to consolidate and simplify the business.

<Q – Dan Moore – CJS Securities, Inc.>: Absolutely. Last, appreciate the outlook for kind of the RV wholesale shipments, preliminary look for 2026. Do you have kind of a similar outlook for marine at this stage?

<A – Lillian Etzkorn – LCI Industries>: At this stage, Dan, we don’t. I think when we come out with the fourth quarter results, we’ll have a more comprehensive outlook for next year.

<A – Jason Lippert – LCI Industries>: And our big opportunity marine right now is just content growth through some of the innovation we’ve launched here in the last couple of quarters.

<Q – Dan Moore – CJS Securities, Inc.>: Got it. All right. Well, hopefully all of the share gains that we’re seeing come through put some of that chatter to rest. Appreciate all the color, and I’ll circle back for any follow-ups.

<A – Jason Lippert – LCI Industries>: Thank you.

Operator: Thank you. The next question comes from Joe Altobello of Raymond James. Your line is now open. Please go ahead.

<Q – Joe Altobello – Raymond James & Associates, Inc.>: Thanks. Hey, guys. Good morning. I guess, first question on the industry outlook, you mentioned wholesale looks to be up modestly next year. Would you also expect retail to be up next year?

<A – Jason Lippert – LCI Industries>: I think we’re kind of expecting for them to kind of stay in line as they have in the last couple years. We’re not forecasting any kind of big jump in retail at this point.

<Q – Joe Altobello – Raymond James & Associates, Inc.>: Okay. Got it. And then just in terms of the quarter, the 13% revenue growth, could you parse out how much of that was pricing related?

<A – Lillian Etzkorn – LCI Industries>: So, we haven’t parsed it out specifically on that, Joe. There is pricing elements to that, but it’s also the overall volume uplift as well, and the acquisitions, as we identified, the $42 million.

<Q – Joe Altobello – Raymond James & Associates, Inc.>: Okay. And maybe one last one for me. You talked about the mix improving, and I know this time of year with the model year changeover, you usually see a little bit of a richer mix of larger units. Are you seeing an improvement beyond what you would expect normally from a seasonal perspective?

<A – Jason Lippert – LCI Industries>: Well, I’d say that the mix to single-axle trailers has changed significantly over the last – it’s been in process for the last eight years or so. But I think what we’ve seen is the momentum slow down and start to retreat the other way, a meaningful way quarter-to-quarter. So, it could change next year. It could go back up a little bit. But our expectation is that it’s going to kind of stick around where it’s at with all the conversations we’ve had with the dealer – the dealers, they’re are driving – seeing a lot of this retail activity. There’s a lot of those units out in the market. So, that, I think, is one of the things that’s going to hold that number down. You can only sell so many of those. So, that’s the short answer, Joe.

<Q – Joe Altobello – Raymond James & Associates, Inc.>: Okay. Super. Thank you, guys.

<A – Jason Lippert – LCI Industries>: Thanks.

Operator: The next question comes from Scott Stember of ROTH Capital. Your line is now open. Please go ahead.

<Q – Scott Stember – ROTH Capital Partners LLC>: Hi. Good morning. Thanks for taking my questions and congrats on the very strong results as well.

<A – Jason Lippert – LCI Industries>: Good morning. Thanks.

<Q – Scott Stember – ROTH Capital Partners LLC>: I just want to square something away with what the largest dealer indicated on their conference call yesterday, pretty much saying that they’re starting to see some elasticity issues, particularly given some of the price increases that have been put through, I guess, related to tariffs. Have you seen any change or any commentary from your OEM customers of any potential change in behavior, suggesting that maybe they want to pull back a little bit? Or is the comments we heard yesterday probably just more episodic or related to that dealer?

<A – Jason Lippert – LCI Industries>: Yeah. I think it a little bit of the latter. The last comment you made, I think some of that might be there, but there’s definitely overall price sensitivity in the market around how much RVs have gone up. And it’s really – there’s a few things going on. I think what’s going to drive volume next year a little bit is the fact that suppliers, OEMs, they’ve reduced capacity, so there’s less capacity. If dealers want to get to have product in their lots for the spring selling season, they have to think about ordering a little bit differently and a little bit further ahead, because some of that capacity is restricted.

And then, Camping World, they don’t supply, I guess, every single OEM. I mean, there’s winners and losers out there in terms of the brands. The good thing about Lippert and our whole strategy, we supply the whole market. So, when you look at the Forest Rivers and the Brinkleys and the Alliances, we’re supplying a lot of content to those brands. So, when I look at those types of comments you’re making, I talk to a lot of dealers, not just Camping World, and that’s kind of how we’re coming up with our assumptions for the next year. There’s a lot of positives out there.

<Q – Scott Stember – ROTH Capital Partners LLC>: Got it. Awesome. And maybe talking about, I guess, one of the bigger components that you have to put price increases through for was steel and aluminum. And in the past, there’s usually been a timing delay of when you get those prices through. It seems as if you were pretty successful in getting those through. I just want to see how this time – if it is different than the last time that we saw steel and aluminum prices running up.

<A – Jason Lippert – LCI Industries>: Yeah. Nothing’s really changed there. I mean, those two commodities are the largest components of our BOMs, at least on the RV side. And they are all controlled largely by these indexes. So, right now steel’s a good guy and aluminum is a bad guy. Aluminum pricing is going to be going up here for the next couple of quarters and steel pricing starting to come down, so there’ll be a little bit of offset there. There were some tariff announcements this morning that there’ll be some favorability. Hopefully, we don’t have timing on that yet, as it was just announced here in the last 24 hours.

So, I think the big headline for cost next year is the fact that tariffs seem to be at least settled in place, where things are predictable and we can start working on cost better and we’re going to work with our OEMs the best we can and the discipline that they’ve had to get to real production back to make sure that we’re getting them the best we can for costs. And as they redo bill of materials and re-content and de-content, that we’re a bigger part of the solution as possible.

<Q – Scott Stember – ROTH Capital Partners LLC>: Got it. And last one for me on the Aftermarket, very strong results, very resilient. I know you have a lot of traction from previous OEM introductions that you’re working into the aftermarket, but just trying to get a sense of a breakdown in the business between Curt the automotive side and the RV side. Is there a big difference in growth between the two right now?

<A – Jason Lippert – LCI Industries>: So, the RV aftermarket for us has grown sequentially almost since we’ve started it 10 years ago – a little over 10 years ago. The repair and the replacement service business is growing always for us, because we’re always putting more content in the RV. So, I’ll go back to the example I used in my opening remarks of, we launched air conditioner – we’ve launched a lot of products in the last five years, but we launched air conditioners a few years ago.

I think I said in 2022, we had maybe 5% of the total OEM content, but we had no aftermarket business in ACs. And today, if you fast forward, we’ve got probably 50% market share OEM, which is fantastic. But now we’re seeing close to – we’ll see close to $20 million AC aftermarket business this year.

So, again, the point is that when we launch new products, for most of the products we launch, there’s a meaningful aftermarket once we penetrate the OEM business. So, we expect the aftermarket business to continue to grow, especially with the tsunami of units that were built in 2020-2022 that are going to start hitting the repair and replacement cycle here in the next couple years.

And on the auto side, we’ve had a lot of great success against our largest competitor, who used to be Horizon Global, went to First Brands, and if you’ve read anything about First Brands in the last month, they’ve got some serious issues. So, our largest competitor, we’re already starting to make some huge inroads here recently just because there’s a lot of uncertainty around whether that business is going to continue to exist and who’s going to own it. You look at the brands they have, like REESE and Fulton and BULLDOG – I mean, CURT’s their largest competitor. So, we’ve got some significant upside on that part of our business as it relates to the auto hitch and trailering components. So, hopefully that’s helpful, Scott.

<Q – Scott Stember – ROTH Capital Partners LLC>: No, no, that’s great. Great. Thank you so much.

<A – Jason Lippert – LCI Industries>: Yes.

Operator: Thank you. The next question comes from Tristan Thomas of BMO. Your line is now open. Please go ahead.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Hey, good morning.

<A – Jason Lippert – LCI Industries>: Hey.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Can I just confirm, I think you said [ph] $2 million (00:36:25) from acquisition in the quarter. And then, have you quantified what you expect Bigfoot to contribute on an annual basis?

<A – Jason Lippert – LCI Industries>: We have not. It’s smaller. I mean, Moss and Bigfoot are less than $25 million combined. And then, for the quarter on acquisitions was...

<A – Lillian Etzkorn – LCI Industries>: $42 million total.

<A – Jason Lippert – LCI Industries>: $42 million?

<A – Lillian Etzkorn – LCI Industries>: Yes.

<A – Jason Lippert – LCI Industries>: Yeah.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. Great. And then, for next year, how are you thinking about kind of the annualized tariff impact, either on a gross or net basis or maybe both?

<A – Lillian Etzkorn – LCI Industries>: I think as we think about the tariffs for next year, really in terms of what we would expect is really a continuation of this year in terms of that mitigation. We’ve got the actions in place so that they’re not impactful. So, again, assuming that there’s no changes with the global tariffs and they seem to have stabilized, I’d expect that we continue to have that full mitigation that we do presently going into next year.

<A – Jason Lippert – LCI Industries>: Should be a lot easier.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. And just one last question, how long do you think it’s going to take to kind of get that single-axle versus multi-axle and fifth wheel mix kind of back to that, call it, 84-ish percent range? Thank you.

<A – Jason Lippert – LCI Industries>: It’s hard to say. Camping World is doing a great job pushing that product in the market. They’re the single largest producer of that type of trailer. The strategy is to get more first-time buyers in the RV lifestyle because of the price point entry on that of less than $12,000 in a lot of cases.

So, it’s really hard to say, Tristan, but our expectation is that it will normalize. It won’t go back to where it was probably 10 years ago. But we think it has a good chance of getting back into that 16% range, especially as all the people that have bought that type of unit over the last five years decide, whatever portion of them decide to re-up and buy another RV, they’re going to buy a bigger one.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Great. Thank you.

<A – Jason Lippert – LCI Industries>: Yes.

Operator: Thank you. [Operator Instructions] The next question comes from Bret Jordan of Jefferies. Your line is now open. Please go ahead.

<Q – CJ Dipollino – Jefferies LLC>: Hey, good morning. This is CJ Dipollino on for Bret Jordan. Thanks for taking our questions.

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – CJ Dipollino – Jefferies LLC>: I wanted to circle back to dealers real quick. Could you just give us any color into dealer sentiment and any insight into the probable timing of the restocking cycle as we move into the new year?

<A – Jason Lippert – LCI Industries>: Yeah. I mean, like I said earlier, we talked to a lot of the big dealers just to try to get a feel for where everybody is at, because all the dealers have a little bit different strategy and they play in different markets. And I would just say that there is a sentiment that inventories are low. The OEMs have had good discipline, like I said earlier. That’s helped keep inventories low. The dealers have been just not ordering a ton of inventory.

But again, like I said, it’s not just us that have simplified our footprint and optimized. I mean, a lot of suppliers and OEMs have. So, the capacity is less in the industry today. And I think that the dealers know that and they’re being – they’ve got to be a little bit cautious on how they look at restocking and not trying to get inventories too low, because they’re not going to able to get the product when people need it for spring selling season.

So, I think that’s why we’re seeing a little bit of this. And again, our forecast is very modest for next year, 345,000 to 360,000 is not a huge lift. But every 5,000 units that get added to the wholesale production is a really big deal for us considering our content of $5,400. And the innovation that’s coming.

<Q – CJ Dipollino – Jefferies LLC>: Okay, great. Thank you. And then, could you just comment on trends in contenting that you’re seeing? More specifically, just want to see if the de-contenting of the RVs has started to stabilize.

<A – Jason Lippert – LCI Industries>: I feel it has. And again, I’ve always said that we’re a little immune to that just from the standpoint that we tend to have a lot of the products that customers need to differentiate their products from others. And those would be things like the Chill Cube air conditioner that we’ve talked about, the bus style square window that we’ve launched in the last year-and-a-half with the different colors and the exteriors, TCS and ABS, and things like that. They tend not to de-content those things. So, the biggest thing that hurts us is mix when it comes to de-contenting. It’s just – the biggest negative in content for us would be a mix shift. But like I said, we’re seeing a shift to the positive at this point in time.

And just another anecdotal thing I was thinking about with the dealers, I was talking to a dealer the other day and they’re a multi-site dealer. Their most popular floor plan they had of what they sell, they had six on the ground, which doesn’t lend itself to good sales for the dealers if they don’t have really popular floor plans in the right geography. So, I think that that’s another reason we’re seeing a little bit of positivity out there from some of the dealers that we’re talking to.

<Q – CJ Dipollino – Jefferies LLC>: Okay, great. Got it. Thank you. That’s very helpful. That’s all from us.

Operator: We currently have no further questions. I’d like to hand back to Jason for any final remarks.
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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Well, last three years have been tough being at the bottom of the cycle. But we figured out how to have peak operating performance here in the trough. We’re really proud and happy with those results – the solid results that we’ve we put out here in the last quarter. And I look forward to talking about the continued momentum next quarter. Thanks for the call.

Operator: This concludes today’s call. Thank you all for joining. You may now disconnect your lines.
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